Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

May 21, 2026

Trinity Capital Inc.
1 N. 1st Street, Suite 302

Phoenix, Arizona 85004

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (File No. 333-289495), which became immediately effective upon its filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 11, 2025 (the “Registration Statement”), and the final prospectus supplement, dated May 21, 2026 (including the base prospectus filed therewith, the “Prospectus”), filed with the Commission on May 21, 2026 pursuant to Rule 424 under the Securities Act, relating to the proposed issuance by the Company of $300,000,000 aggregate principal amount of 7.000% Notes due 2031 (the “Notes”), to be sold to underwriters pursuant to an underwriting agreement, dated as of May 19, 2026, which is substantially in the form filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 21, 2026 (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and we express no opinion herein as to any matter other than as to the legality of the Notes.

The Notes are to be issued pursuant to the indenture, dated as of January 16, 2020 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), which is incorporated by reference as an exhibit to the Registration Statement, as supplemented by an eighth supplemental indenture, filed by the Company as Exhibit 4.2 to a Current Report on Form 8-K filed with the Commission on May 21, 2026 (together with the Base Indenture, the “Indenture”).

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In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii)	the Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Bylaws”);

(iii)	a Certificate of Good Standing with respect to the Company issued by SDAT as of a recent date;

(iv)	resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization, execution and delivery of the Indenture and (c) the authorization, issuance and sale of the Notes, certified as of the date hereof by an officer of the Company;

(v)	the Underwriting Agreement;

(vi)	the Indenture; and

(vii)	a specimen copy of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

As to the facts upon which this opinion letter is based, we have relied, to the extent we deem proper, upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

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On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth herein are subject to the following assumptions and qualifications being true and correct at or before the issuance of the Notes:

(i)	the Indenture and the Notes have been duly authorized, executed and delivered by each party thereto (other than the Company);

(ii)	the terms of the Notes as established comply with the applicable requirements of the Investment Company Act of 1940, as amended; and

(iii)	the Notes have been duly authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) an implied covenant of good faith and fair dealing; (iv) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (v) requirements that a claim with respect to any debt securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

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The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and the Maryland General Corporation Law. We are members of the bar of the State of New York.

This opinion letter has been prepared for the Company’s use solely in connection with the Registration Statement. The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 21, 2026 and to the reference to our firm under the caption “Legal Matters” in the Prospectus and in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP